Exhibit 99.1
News Release

EPAM Systems Announces CFO Transition Raises Third Quarter and Full Year Guidance
Newtown, PA – October 8, 2013 - EPAM Systems, Inc. (NYSE: EPAM), a leading software engineering and IT outsourcing (ITO) provider with development centers across Central and Eastern Europe (CEE), today announced that it has named Anthony J. Conte as Chief Financial Officer effective November 8, 2013.  Anthony will replace Ilya Cantor who will be joining a global technology company as Executive Vice President and Chief Financial Officer.

Anthony J. Conte, 42, who currently serves as Vice President of Finance and compliance officer, has spent over 6 years with the Company in various positions of increasing responsibility within the finance and administration areas, and was instrumental to the IPO process.  Before joining EPAM, Anthony held several senior finance roles within the McGraw Hill organization. Mr. Conte is a CPA and started his career with Coopers & Lybrand and brings over 20 years of senior-level financial management experience.  He holds a B.S. in Accounting and an M.B.A. from Northeastern University.

Arkadiy Dobkin, CEO and President commented, “I am very pleased to have Anthony ready to take over the CFO responsibilities. He has worked closely with Ilya for years in building and preparing the finance function for the transition to a public company, and helping EPAM successfully execute its strategic plan.  The breadth and depth of Anthony’s experience, and his intimate knowledge of EPAM’s business and operations, makes him the ideal candidate to manage our financial organization and execute the next phase of our strategic objectives.”

Arkadiy added, “Ilya has been an important contributor to our growth and development over the past seven years, highlighted by EPAM’s successful IPO in 2012.  He has strengthened our financial foundation and built a competent and deep organization, which will continue to serve our company well under Anthony’s leadership.  We thank Ilya for helping shape EPAM and wish him the greatest success in his future.”

“While it was a difficult decision for me to leave EPAM as the business is just beginning to realize its potential, this is the right time for me to take on a different set of challenges,” said Mr. Cantor.  “The past 7 years has been an exciting time to be a part of the EPAM team as we grew from just over 1,000 engineers to 9,000 today.  My confidence in the Company’s leadership and its potential has never been higher, and I continue to be a supporter and believer of EPAM.”

Financial Outlook

Based on current conditions and visibility, EPAM is raising full year guidance of expected year-over-year revenue growth to $542 million to $545 million from the previously announced 23% to 25% ($533 million to $542 million).

Non-GAAP net income growth for 2013 is now expected to be in the range of 15% to 20% year-over-year from the 12% to 15% anticipated earlier, with an effective tax rate of approximately 19%.

For the third quarter of 2013, EPAM is raising revenue guidance to between $139 million and $140 million from the previously announced range of $135 million to $137 million, representing a growth rate of 26% to 27% over third quarter 2012 revenues. Third quarter 2013 non-GAAP diluted EPS is now expected to be in the range of $0.42 to $0.43 from the $0.41 to $0.42 anticipated earlier based on an estimated third quarter 2013 weighted average of 48.7 million diluted shares.

EPAM will report third quarter 2013 financial results on November 7th, 2013.

About EPAM Systems

Established in 1993, EPAM Systems, Inc. (NYSE: EPAM), provides complex software engineering solutions through its award-winning Central and Eastern European service delivery platform. Headquartered in the United States, EPAM employs approximately 9,000 IT professionals and serves clients worldwide from its locations in the United States, Canada, UK, Switzerland, Germany, Sweden, Netherlands, Belarus, Hungary, Russia, Ukraine, Kazakhstan, and Poland.

EPAM is ranked #6 on the 2013 Forbes “America’s 25 Fastest-Growing Tech Companies” list and is recognized among the leaders in software product development services by Forrester and Zinnov analysts. The company is also included in the top 30 outsourcing service providers in IAOP’s "The 2013 Global Outsourcing 100" list.

Adjusted (Non-GAAP) Financial Measures

EPAM supplements results reported in accordance with principles generally accepted in the United States, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in the company’s business and uses the measures to establish budgets and operational goals, communicated internally and externally, for managing the company’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods and compare EPAM and similar companies. EPAM anticipates that it will continue to report both GAAP and certain non-GAAP financial measures in its financial results, including non- GAAP results that exclude stock-based compensation expense, write-off and recovery, amortization of purchased intangible assets, goodwill impairment, legal settlement, foreign exchange gains and losses, and M&A costs. However, because EPAM’s reported non-GAAP financial measures are not calculated according to GAAP, these measures are not comparable to GAAP and may not necessarily be comparable to similarly described non-GAAP measures reported by other companies within the company’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but, rather, should be considered together with its consolidated financial statements, which are prepared according to GAAP.

Forward-Looking Statements

This press release may include statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include, but are not limited to, those described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “might,” “would,” “continue” or the negative of these terms or other comparable terminology. Actual results, level of activity, performance or achievements may differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, and these differences may be material and adverse. EPAM undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable law.

Contact:
EPAM Systems, Inc.
Ilya Cantor, Chief Financial Officer
Anthony Conte, VP-Finance
Phone +1-267-759-9000 x64588
investor_relations@epam.com

EPAM SYSTEMS, INC. AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Measures

(Unaudited)

(In thousands)

(1)    Adjustments to GAAP net income:

Three Months Ended September 30, 2013
Stock-based compensation expense	$3,400
Amortization of purchased intangible assets	700
One-time charges	(400)
Foreign exchange loss	700
Total adjustments to GAAP net income	$4,400